SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, DC 20549

                               ---------------

                                 SCHEDULE 13G

                INFORMATION TO BE INCLUDED IN STATEMENTS FILED
                    PURSUANT TO RULES 13D-1(B) AND (C) AND
                AMENDMENTS THERETO FILED PURSUANT TO 13D-2(B)



                             AVIS RENT A CAR, INC.
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                               (NAME OF ISSUER)



                    Common Stock, Par Value $ .01 Per Share
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                        (TITLE OF CLASS OF SECURITIES)



                                  053790 10 1
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                                (CUSIP NUMBER)

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      Check the following box if a fee is being paid with this statement
|_|. (A fee is not required only if the filing person: (1) has a previous statement on file reporting beneficial ownership of more than five percent of the class of securities described in Item 1; and (2) has filed no amendment subsequent thereto reporting beneficial ownership of five percent or less of such class.) (See Rule 13d-7.)




-------------------------
CUSIP NO. 053790 10 1           13G
          -----------
-------------------------


---------------------------------------------------------------------------
1      NAME OF REPORTING PERSON
       I.R.S. IDENTIFICATION NO. OF ABOVE PERSON
          CENDANT CAR RENTAL, INC.                (06-0918165)
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2      CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*       (a) |_|
                                                               (b) |_|
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3      SEC USE ONLY
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4      CITIZENSHIP OR PLACE OF ORGANIZATION
          DELAWARE
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     NUMBER OF      5   SOLE VOTING POWER
     SHARES             0
  BENEFICIALLY    ---------------------------------------------------------
    OWNED BY        6   SHARED VOTING POWER
      EACH              8,500,000
    REPORTING     ---------------------------------------------------------
     PERSON         7   SOLE DISPOSITIVE POWER
      WITH              0
                  ---------------------------------------------------------
                    8   SHARED DISPOSITIVE POWER
                        8,500,000
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 9   AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
                        8,500,000
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10   CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*
                                                                    |_|

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11   PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9
                       27.5%
-----------------------------------------------------------------------------
12     TYPE OF REPORTING PERSON*
                                   CO
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-----------------------------
CUSIP NO. 053790 10 1                        13G
          -----------
-----------------------------


----------------------------------------------------------------------------
1      NAME OF REPORTING PERSON
       I.R.S. IDENTIFICATION NO. OF ABOVE PERSON
          CENDANT CORPORATION                 (06-0918165 )
----------------------------------------------------------------------------
   2      CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*           (a) |_|
                                                                      (b) |_|
----------------------------------------------------------------------------
3      SEC USE ONLY
----------------------------------------------------------------------------
4      CITIZENSHIP OR PLACE OF ORGANIZATION
          DELAWARE
----------------------------------------------------------------------------
     NUMBER OF      5   SOLE VOTING POWER
     SHARES                                         0
  BENEFICIALLY    ----------------------------------------------------------
    OWNED BY        6   SHARED VOTING POWER
      EACH              8,500,000
    REPORTING     ----------------------------------------------------------
     PERSON         7   SOLE DISPOSITIVE POWER
      WITH              0
                  ----------------------------------------------------------
                    8   SHARED DISPOSITIVE POWER
                        8,500,000
----------------------------------------------------------------------------
9      AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
                                   8,500,000
----------------------------------------------------------------------------
10     CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES       |_|
                                   CERTAIN SHARES*

----------------------------------------------------------------------------
11     PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9
                                   27.5%
----------------------------------------------------------------------------
12     TYPE OF REPORTING PERSON*
                                   CO
----------------------------------------------------------------------------



-----------------------------
CUSIP No. 053790 10 1                  13G
          -----------
-----------------------------


-----------------------------------------------------------------------------
1      NAME OF REPORTING PERSON
       I.R.S. IDENTIFICATION NO. OF ABOVE PERSON
          HFS CAR RENTAL HOLDINGS, INC.                (06-0918165 )
-----------------------------------------------------------------------------
   2      CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*           (a) |_|
                                                                      (b) |_|
------------------------------------------------------------------------------
3      SEC USE ONLY
------------------------------------------------------------------------------
4      CITIZENSHIP OR PLACE OF ORGANIZATION
          DELAWARE
------------------------------------------------------------------------------
     NUMBER OF      5   SOLE VOTING POWER
     SHARES            0
  BENEFICIALLY     ----------------------------------------------------------
    OWNED BY         6   SHARED VOTING POWER
      EACH               8,500,000
    REPORTING      ----------------------------------------------------------
     PERSON          7   SOLE DISPOSITIVE POWER
      WITH               0
                   ----------------------------------------------------------
                     8   SHARED DISPOSITIVE POWER
                         8,500,000
-----------------------------------------------------------------------------
9      AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
                         8,500,000
-----------------------------------------------------------------------------
10     CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES       |_|
                                   CERTAIN SHARES*

-----------------------------------------------------------------------------
11     PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9
                                   27.5%
-----------------------------------------------------------------------------
12     TYPE OF REPORTING PERSON*
                                   CO
-----------------------------------------------------------------------------



Item 1(a)- Name of Issuer:  Avis Rent A Car, Inc.

Item 1(b)- Address of Principal Executive Offices:

            900 Old Country Road
            Garden City, New York 11530

Item 2(a)-  Name of Person Filing:

            Cendant Corporation

Item 2(b)-  Address of Principal Business Office or, if none, Residence:

            The principal business office of all reporting entities is Six Sylvan Way, Parsippany, NJ 07054

Item 2(c)-  Place of Organization:

            All reporting entities are organized in Delaware

Item 2(d)-  Title of Class of Securities:

            Common Stock, par value $ .01 per share

Item 2(e)-  CUSIP Number:  053790 10 1

Item 3  -   Statements Filed Pursuant to Rules 13d-1(b) or 13d-2(b):

            Not Applicable

Item 4 -    Ownership.

            (a)   Amount Beneficially Owned:

                  Cendant Car Rental, Inc. owns 8,500,000 shares of Common Stock. Each of Cendant Corporation and HFS Car Rental Holdings, Inc. may be deemed to beneficiailly own the shares owned by Cendant Car Rental, Inc.

            (b)   Percent of Class

                  27.5%

            (c)   Number of shares as to which such person has:

                  (i)   Sole power to vote or to direct the vote:

                        0

                  (ii) Shared power to vote or to direct the vote:

                        8,500,000 shares of Common Stock

                  (iii) Sole power to dispose or to direct the
                        disposition of:

                        0

                  (iv) Shared power to dispose or to direct the disposition of:

                        8,500,000 shares of common Stock

Item 5   -  Ownership of Five Percent or Less of a Class:

            Not Applicable

Item 6  -   Ownership of More Than Five Percent on Behalf of Another
            Person:

            Not Applicable

Item 7  -   Identification and Classification of the Subsidiary
            which Acquired the Security being Reported on by the Parent Holding Company:

            Not Applicable

Item 8  -   Identification and Classification of Members of the
            Group:

            Not Applicable

Item 9 -    Notice of Dissolution of Group:

            Not Applicable

Item 10 -   Certification:

            Not Applicable



                                SIGNATURE

      After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.



                        CENDANT CORPORATION
                        HFS CAR RENTAL HOLDINGS, INC.
                        CENDANT CAR RENTAL, INC.


                        /s/ James E. Buckman, Esq.
                        ----------------------------------
                        By:   James E. Buckman, Esq.
                              Senior Executive Vice President and
                                 General Counsel

Date:  February 13, 1998